EXHIBIT I-1

                             NEWGULF POWER VENTURE
                   For the Twelve Months Ended March 31, 1999
                               Statement of Income
                                   (Unaudited)
                                    ($000's)


Operating Revenues
    Electric revenues                           $ 2,639


Operating Expenses                                2,495
General & Administrative                            151
Other Expenses                                      262
Depreciation & Amortization                         556
Interest Expense                                    444
                                            ------------
    Total Expenses                                3,908

Income Before Income Taxes                       (1,269)

Provision for Income Taxes                         (431)


Net Income (Loss)                                $ (838)
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